Exhibit 18.1

                    Letter re Change in Accounting Principle

Mr. Thomas E. Moloney
Chief Financial Officer
John Hancock Financial Services, Inc.
John Hancock Place
Boston, Massachusetts 02117

Dear Sir:

Note 1 of Notes to the Unaudited Consolidated Financial Statements of John Hancock Financial Services, Inc. included in its Form 10-Q for the period ended March 31, 2001 describes a change in the method of accounting for the recognition of deferred gains and losses considered in the calculation of the annual expense for its employee pension plans under SFAS No. 87, Employers' Accounting for Pensions, and for its postretirement health and welfare plans under SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The Company changed the method of recognizing gains and losses from deferral within a 10% corridor and amortization of gains outside this corridor over the future working careers of the participants to a deferral within a 5% corridor and amortization of gains and losses outside this corridor over the future working careers of the participants. There are no authoritative criteria for determining a "preferable" method of accounting for the recognition of gains and losses from deferrals for determining the annual expense for employee pension plans and postretirement health and welfare plans based upon the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstance. We have not conducted an audit in accordance with auditing standards generally accepted in the United States of any financial statements of the Company as of any date or for any period subsequent to December 31, 2000, and therefore we do not express any opinion on any financial statements of John Hancock Financial Services, Inc. subsequent to that date.


                                              Very truly yours,


                                              /s/ Ernst & Young LLP
Boston, Massachusetts
May 11, 2001